Exhibit 10.15

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”) is entered into as of June 1, 2004 by and between Lynn Courville (the “Executive”) and Mobile Storage Group, Inc., a Delaware corporation (the “Company”).

          WHEREAS, the Company desires the Executive to serve as its Director of Human Resources, and the Executive desires to serve as the Director of Human Resources of the Company for the term and upon the other conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE 1
Employment

          Section 1.1. Position; Term; Condition Precedent; Responsibilities. The Company shall employ the Executive as its Director of Human Resources based in Burbank, California for a term commencing on July 7, 2004 (the “Commencement Date”) and ending on the date this Agreement is terminated pursuant to Article 3. The term of employment as prescribed in this Section 1.1 is hereinafter called the “Employment Period” Subject to the powers, authorities and responsibilities vested in the Board of Directors (the “Board”) of the Company and in duly constituted committees of the Board under the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Executive shall have the responsibilities assigned to her by the President and Chief Executive Officer of the Company and shall report to the President. The Executive shall also perform such other executive and administrative duties as the Executive may reasonably be expected to be capable of performing on behalf of the Company and its subsidiaries, as may from time to time be authorized or requested by the President. The Executive agrees to be employed by the Company in all such capacities for the Employment Period, subject to all the covenants and conditions hereinafter set forth.

          Section 1.2. Faithful Performance. During the Employment Period, the Executive shall perform faithfully the duties assigned to her hereunder to the best of her abilities and devote substantially all of her business time and attention to the transaction of the business of the Company and its subsidiaries and not engage in any other business activities except with the approval of the Board. The Executive covenants, warrants and represents to the Company that she shall: (i) devote her best efforts to the fulfillment of her employment obligations; (ii) exercise the highest degree of loyalty and the highest ethical standards of conduct in the performance of her duties; and (iii) do nothing which the Executive knows or should know will harm, in any way, the business or reputation of the Company or any of its subsidiaries.

ARTICLE 2
Compensation

          Section 2.1. Basic Compensation. As compensation for her services hereunder, the Company shall pay to the Executive during the Employment Period an annual salary of $105,000 (the “Base Salary”), payable in installments in accordance with the Company’s normal payment schedule for senior management of the Company and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees. The Executive’s annual salary in effect from time to time under this Section 2.1 is hereinafter called her “Basic Compensation”. Such Basic Compensation shall be determined on a pro rata basis for any period described in Article 3 which is not equal to one year.

          Section 2.2. Discretionary Incentive Compensation. A discretionary bonus for 2004 may be paid upon the achievement of operational and strategic objectives. Notwithstanding anything to the contrary herein, the maximum discretionary bonus that Executive may earn during 2004 shall be pro-rated based on the number of days in the Employment Period during 2004. Such operational and strategic objectives shall be established by the President, and any discretionary bonus payable hereunder shall be payable within 30 days after finalization of the Company’s audited financial statements for the immediately preceding fiscal year, subject to final Board approval. Any discretionary bonus paid to Executive hereunder shall be referred to herein as a “Discretionary Bonus.”

          Section 2.3. Stock Options; Stockholders Agreement. The Executive shall be eligible to receive options to acquire shares of common stock pursuant to the Company’s 2002 Stock Incentive Plan (the “Plan”), based upon and subject to the discretion of the Board. Subject to the fiduciary duties of the Company’s Board under applicable law as advised by counsel, the Board of the Company (or its Executive or Compensation Committee, if any) shall adopt a stock option agreement setting forth the terms of any options granted and the grant shall be subject to the execution by the Executive and the Company of such agreement. The Executive shall execute and agree to abide by the terms of the Company’s Stockholders Agreement.

          Section 2.4. Other Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, including group health care plans, disability plans and life insurance plans of the Company, to take up to three (3) weeks of time off for vacation and to receive all such fringe benefits (including 401(k) savings plan) as are from time to time made generally available to the senior management of the Company. The Company shall pay all costs of the participation of Executive and the immediately family of Executive in the group health care plan of the Company, except for payment of co-payments and deductibles which shall be paid by Executive. Executive shall pay all costs incurred by the participation of Executive and the immediate family of Executive in the dental plan of the Company. The Company shall reimburse Executive for costs incurred by Executive under COBRA commencing on the last day of the Executive’s employment with her employer immediately prior to the Company and ending upon the later of (i) August 1, 2004 or (ii) the first date that Executive is eligible to participate in the group health care plan of the Company. The Company shall reimburse Executive fifty percent (50%) of the tuition fees incurred by Executive in taking classes toward a Masters of Business Administration. The Company shall reimburse Executive for reasonable costs incurred by

Executive to move to Burbank, California and pay the mortgage on her primary residence until such residence is sold and as incurred by Employee in an aggregate amount not to exceed $3,300. The Company shall reimburse Executive for the reasonable real estate brokerage commission incurred by Executive in connection with the sale of her primary residence. Company shall pay Executive a car allowance of $450.00 per month.

          Section 2.5. Expense Reimbursements. The Company shall reimburse the Executive for all proper expenses reasonably incurred by her in the performance of her duties hereunder in accordance with the policies and procedures established by the Board.

ARTICLE 3
Termination of Employment

          Section 3.1. Events of Termination.

          (a) In the event during the Employment Period there should occur any of the following (as determined by the Board): (i) the “Disability” (as hereinafter defined) of the Executive, (ii) “Cause” (as hereinafter defined) of the Executive or (iii) the breach by the Executive of the terms of Article 4 of this Agreement, the Board may elect to terminate the rights and obligations of the parties hereunder by written notice to the Executive, except as otherwise provided in this Section 3.1. In the event the Board exercises its election to terminate the Executive pursuant to this Section 3.1, the Employment Period shall terminate effective with such notice, and the Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under Section 2.5, in each case through the effective date of such termination, less standard withholdings for tax and social security purposes. Except as set forth in Section 3.1(b) and as otherwise required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement.

          (b) In the case of (i) termination of this Agreement pursuant to Section 3.1(a)(i), (ii) termination of this Agreement without Cause or (iii) termination pursuant to Section 3.3 for “Good Reason”, the Executive shall be entitled to: (A) participate in the insurance benefits described in Section 2.4 for a period of six (6) months from the date of the termination of this Agreement (the “Termination Date”); provided, however, that the Executive’s right to participate in insurance benefits shall terminate in the event the Executive obtains new employment and has the ability to obtain comparable insurance benefits through such new employment and (B) receive compensation equal to the Basic Compensation, as determined pursuant to Section 2.1, for a period of six (6) months after the Termination Date. In each case such amounts shall be payable in accordance with the Company’s payroll procedures for senior management and as if the Executive’s employment had continued for such period.

          Section 3.2. Death. In the event of the death of the Executive during the Employment Period, this Agreement shall be deemed immediately terminated and her Designated Successors shall be entitled to: (A) receive any accrued and unpaid compensation under Section 2.1, (B) receive reimbursement for any unreimbursed expenses under Section 2.5, and (C) receive the Discretionary Bonus, if any, as determined pursuant to Section 2.2, provided that the amount of such Discretionary Bonus shall be prorated to the date of termination, in each case less standard withholdings for tax and social security purposes. In each case, such amounts shall be payable in accordance with the Company’s payroll procedures for senior management and as if the Executive’s employment had continued for such period. In addition, family members of the Executive who were participating in any of the insurance benefits described in Section 2.4 on the date of the termination of this Agreement shall continue to participate in such insurance benefits for a period commencing as of the termination of this Agreement and ending six months from the termination of this Agreement.

          Section 3.3. Voluntary Termination by Employee. If the Executive chooses to terminate her employment with the Company, the Executive shall provide written notice to such effect to the Company’s Board, in which case the Employment Period shall terminate effective with such notice, and the Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under Section 2.5 less standard withholdings for tax and social security purposes, in each case through the effective date of such termination and, except as required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement. A termination by the Executive of her employment with the Company will be considered to be for “Good Reason” if it follows, within a reasonable period of time thereafter, (x) a material breach of the Company’s obligations under this Agreement, or (y) the President and Chief Executive Officer determines in his reasonable discretion that the Executive terminated such employment for “Good Reason” under the circumstances then prevailing.

          Section 3.4. Definitions of Certain Terms.

          (a) “Cause” used in connection with the termination of employment of Executive shall mean a termination due to a finding by the Board in good faith that such Executive has (i) failed to substantially perform Executive’s duties (as reasonably imposed by the Company) (other than failure resulting from Executive’s Disability), persisting for a reasonable period following the delivery to Executive of written notice specifying the details of any alleged failure to perform; (ii) violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as currently in effect or as may be adopted from time to time; (iii) breached this Agreement in any material respect; (iv) been convicted of any felony offense or a misdemeanor offense involving fraud, theft or dishonesty at any time; or (v) been incarcerated during the term of this Agreement.

          (b) “Designated Successors” shall mean such person or persons or the executors, administrators or other legal representatives of such person or persons (and in such order of priority) as the Executive may have designated in a written instrument filed with the Secretary of the Company.

          (c) “Disability” shall mean the inability of Executive to substantially render to the Company the services required by the Company under this Agreement for more than 60 days out of any consecutive 120 day period because of mental or physical illness or incapacity, as determined in good faith by the Board. The date of such Disability shall be on the last day of such 60 day period. Disability shall also mean the development of any illness which is likely to result in either death or Disability, as determined in good faith by the Board.

ARTICLE 4
Non-Competition; Confidential Information

          Section 4.1 Non-Competition.

                    (a) From the date hereof until the termination of the Employment Period (subject to extention as set forth below, the “Non-Competition Period”), the Executive:

                              (i) shall not engage, directly or indirectly, in any activities whether as employer, proprietor, partner, shareholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition within the United States, England and Canada with the Company or any of its affiliates;

                              (ii) shall not solicit, directly or indirectly, any person who is a customer or supplier of the Company, any of its affiliates or Windward Capital Partners II, L.P., Windward Capital II, LP, LLC, Windward/MSG Co-Invest, LLC and Windward Acquisition/MS, LLC (collectively, “Windward”) for the purpose of acquiring, marketing, leasing or selling mobile or fixed storage containers (the “Company Business”); and

                              (iii) shall not induce or actively attempt to persuade any employee of the Company, any of its affiliates or Windward to terminate his employment relationship in order to enter into any competitive employment.

          (b) Except as required by law, the Executive shall not, at any time during the Non-Competition Period or thereafter, make use of any confidential information of the Company, Windward or any of their respective affiliates, nor divulge any trade secrets or proprietary or confidential information of the Company, Windward or any of their respective affiliates (including, without limitation, information relating to customers, suppliers, contracts, business plans and developments, discoveries, processes, products, systems, know-how, books and records), except to the extent that such information becomes a matter of public record (other than as a result of disclosure by the Executive), is published in a newspaper, magazine or other periodical available to the general public or as Windward may so authorize in writing. When the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company or Windward all records and other documents obtained by her or entrusted to her during the course of her employment hereunder (together with all copies thereof) which pertain to the business of the Company or Windward or which were paid for by the Company other than the Executive’s counterparts of this Agreement and employment-related documents referred to herein.

          (c) The covenants contained in clauses (i) and (ii) of Section 4.1(a) shall apply within all territories in which the Company is actively engaged in the conduct of business during the Non-Competition Period.

          (e) It is the desire and intent of the parties that the provisions of Sections 4.1(a) and 4.l(b) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of

Sections 4.1(a) or 4.1(b) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of Sections 4.1(a) or 4.1(b) shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company and Windward, to the fullest extent permitted by applicable law, the benefits intended by Sections 4.1(a) and 4.l(b).

          (f) The covenants contained in Section 4.1(b) shall survive the conclusion of the Executive’s employment by the Company.

          (g) If, at any time, the Executive sells or transfers any securities of the Company to the Company or to any then-current stockholder of the Company, a subsequent Non-Competition Period shall begin on the effective date of any such sale or transfer and expire on the first anniversary of such effective date; provided, however, that such subsequent Non-Competition Periods shall not extend beyond the tenth (10th) anniversary of the date hereof. Each and every provision of this Agreement applicable to the Executive and the Company during the original Non-Competition Period shall apply with equal force and effect to the Executive and the Company during such subsequent Non-Competition Period and any reference in this Agreement to the “Non-Competition Period” shall be deemed to include such subsequent Non-Competition Period.

          (h) In the event Executive violates any provision of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.

          (i) The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its successors irreparable injury for which adequate remedies are not available at law. In the event of a breach or threatened breach by Executive of any provision of this Agreement, the Company and its successors, without proving actual damages, shall be entitled to an injunction (without the requirement to post bond) restraining Executive from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of the Company, its affiliates or their respective successors, (b) disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any arrangement in competition with the Company’s Business described in Section 4.1 or (d) otherwise violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting the Company or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation the recovery of damages from Executive.

          (j) The Executive acknowledges and agrees that she has and will have a prominent role in the management, and the development of the goodwill, of the Company and its affiliates and has and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States and the rest of the world, if any, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its affiliates and that (i) the Executive has obtained confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with the Company and its affiliates, (ii) the covenants and restrictions contained herein are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, and (iii) the Executive desires to be bound by such covenants and restrictions.

          (k) The Executive represents that her economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants herein, will not prevent her from providing for herself and her family on a basis satisfactory to her and them.

          (l) If the Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained herein, the Executive agrees that she will comply fully with this Agreement unless and until the entry of an award to the contrary.

ARTICLE 5
Miscellaneous

          Section 5.1. Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to the Executive, to her address as set forth in the records of the Company, and if to the Company, to the Company’s address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.

          Section 5.2. Authority; No Conflict. The Executive represents and warrants to the Company that she has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

          Section 5.3. Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and the Executive’s rights and obligations hereunder shall inure to the benefit of and be binding upon her Designated Successors. The Executive may not assign any obligations or responsibilities she has under this Agreement.

          Section 5.4. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

          Section 5.5. Tax Withholding. The Company may withhold from any amounts payable under this Agreement, including, without limitation, any Discretionary Bonus paid hereunder, all Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.

          Section 5.6. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of California.

          Section 5.7. Waiver. No waiver of any right or remedy of either party hereto under this Agreement shall be effective unless in a writing, specifying such waiver, executed by such party. A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

          Section 5.8. Amendment or Modification. This Agreement may be amended, altered, or modified only by a writing, specifying such amendment, alteration or modification, executed by all of the parties.

          Section 5.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 5.10. Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its respective duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

EXECUTIVE

Lynn Courville

COMPANY

Mobile Storage Group, Inc.,
a Delaware corporation

By:

	Name:	Douglas A. Waugaman
Title: President